Exhibit 15.2

CONSENT OF TRANSASIA LAWYERS, PRC COUNSEL

April 29, 2014

SINA CORPORATION

We hereby consent to references to our name by SINA CORPORATION under the heading “Government Regulation and Legal Uncertainties” and “Organizational Structure” on Form 20-F for the year ended December 31, 2013.

Yours faithfully,

For and on behalf of

/s/ TransAsia Lawyers
TransAsia Lawyers